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Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

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Conference Call Transcript VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company Event Date/Time: Jul. 30. 2007 / 1:30PM PT

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Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor - President & CEO

Rich Yonker

Vitesse Semiconductor - CFO

CONFERENCE CALL PARTICIPANTS

Greg Nihause

Nihause Investments - Analyst

Allan Mishan

CIBC World Markets - Analyst

Charles Amico

Analyst

Robert Chapman

Chapman Capital - Analyst

Andrew Schmidt

Nyquist Capital - Analyst

John Francis

Francis Capital Management - Analyst

James Little

Analyst

Scott Schwedt

Analyst

Robin Manche

Analyst

Kevin Langwell

Analyst

Robert Jordan

Wooden Glen - Analyst

Phil Casper

Analyst

Collin Hanson

Analyst

PRESENTATION

Operator

Good afternoon. My name is Eva and I will be your conference operator today. At this time, I would like to welcome everyone to the Vitesse State-of-the-Company conference call. All lines have been placed on mute to prevent any background noise. Following the speaker's remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) I would now like to turn the call over to Mr. Chris Gardner, CEO. Sir, you may begin.

Chris Gardner - Vitesse Semiconductor - President & CEO

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Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

Thank you, Eva. Welcome. Thank you for joining us today. The purpose of today's call is to provide you with an update on our business results and trends from our third fiscal quarter 2007, which ended July -- June 30th, 2007. While we are not filing financial statements at this time, we hope this call will provide you with the information you need to track our results and progress. As Rich will discuss in a few minutes, we plan to file audited financial statements for our year ending September 30th, 2007, as well as 2006 during the first calendar quarter of 2008.

Before we begin, I would like to review our Safe Harbor Statement. Certain matters discussed in the conference call constitute forward-looking statements that are based on management's current expectation, and involve risks and uncertainties that could cause actual results to differ materially from those projected. The risks include, among others, risks related to the previously disclosed restatement of Vitesse's financial statements, and Vitesse's failure to file its required reports under the Securities Exchange Act of 1934. Furthermore, information provided during this call which is not historical in nature, are forward-looking statements pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Vitesse undertakes no duty to update any forward-looking statements or to confirm those statements to actual results or change in the Company's expectations.

Let me start today by reviewing two important corporate issues: Composition of our Board of Directors and updates on pending litigation. As discussed in our Q1 call in March, Vitesse is committed to making meaningful changes to its Board. In January we initiated a search for new, independent directors. One of our primary goals was to add an expert in corporate governance. On June 26th, the Board elected Willow Shire as an independent director. Ms. Shire is an Executive Consultant and founder of Orchard Consultant Group, which specializes in leadership development and strategic problem solving for Fortune 500 companies. She also has experience in the technology field, having run a division at Digital Equipment Corporation. For the last ten years, Ms. Shire has chaired the Corporate Governance Committee of the TJX Companies. Ms. Shire will chair the Governance Committee of Vitesse.

I know the importance of our shareholders place on the composition of Vitesse's Board of Directors and appreciate the value of annual meeting as a means of being accountable to our shareholders. But as we have explained in our July press release, Vitesse is precluded by SEC regulations from calling an annual meeting of shareholders to elect director. First we must comply with the federal proxy rules that requires the Company to provide audited financial statements to its shareholders prior to such a meeting. In light of our inability to hold an annual meeting to elect directors, and based on our review of reasonable industry practices, we announced on July 17th a new plan to enable our shareholders to actively participate in the selection process to fill the existing multiple vacancies on our Board of Directors. Recommendations will be accepted from major shareholders and entities that have continuously held at least 1% of Vitesse's common stock for at least one year, or currently hold at least 5% of the common stock.

The Company has retained Russell Reynolds Associates to independently evaluate the proposed candidates based on the published qualifications that Vitesse seeks in its Directors. One of our foremost goals is to provide an independent director who can fill the role of financial expert for the audit committee, as required by Sarbanes-Oxley. The goal of this process is to provide Vitesse with a pool of independent, highly qualified candidates that will effectively serve the interests of the Company and its shareholders. It is our intention and expectation that current vacancies will be filled by these candidates selected by our shareholders. It is Vitesse's stated goal to provide audited financial statements and become compliant with SEC regulations as soon as possible, at which time a date for an annual meeting will be determined. Again, let me make very clear that Vitesse would hold the shareholder's meeting now if it could be done while complying with SEC proxy rules.

We continue to make progress on both legal and accounting issues facing the Company, including pending derivative and shareholder class action lawsuits, and the recently filed litigation against the Company's former independent auditing firm, KPMG. I would like to provide clarification on the derivative lawsuit. The derivative lawsuit has been filed against several parties, including the three former executives and others. Because this action is filed in the name of the Company, any additional direct action against these parties by the Company would be duplicative at this time. I'm precluded from addressing any details on the progress of this pending litigation. As a reminder, under Delaware law, the Company is obligated to indemnify, defend and advance the legal costs and expenses incurred by its current and former officers and directors, except under very limited circumstances.

As previously reported, we have filed a lawsuit against KPMG, our former independent auditing firm, for accounting malpractice resulting from audit failures. We are seeking to recover damages in excess of $100 million. We intend to vigorously prosecute this case. As is our custom and practice, we will not comment further or take questions on the status of these litigation matters. With that, I would like to turn the call over to Rich to review the results for the quarter.

Rich Yonker - Vitesse Semiconductor - CFO

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Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

Thanks, Chris. I would like to start by highlighting the hiring of BDO Seidman as the Company's independent accounting firm. This announcement was made in made early June. Over the past 60 days, Vitesse and BDO have worked together to develop an aggressive plan to audit 2007 and 2006 financials. Because of the preplanning, we were able to hit the ground running in preparing for the audit work. It is our intent to have audited financial statements completed by the first quarter of calendar year 2008. I review our progress daily against the project plan and relentlessly pursue every opportunity to pull in the audit completion date. Incrementally, Vitesse is investing 10,000 man hours to achieve this goal, which is in addition to existing BDO resources and permanent accounting staff.

Now I would like to report the key operating metrics for the quarter of the 2007 fiscal year which ended June 30th, 2007. As I have said on prior calls, these results are unaudited and therefore, subject to adjustment. The key operating metrics I will discuss include consumption or sales to Vitesse's end customers, cash, working capital, operating expense and capital expenditures. I will start with the balance sheet, which continues to improve. Accounts payable was down $3.6 million to a balance of $13 million, from $16.6 million at prior quarter ending March 31st, 2007. We continue to maintain vendors at normal operating terms. Accounts receivable increased by $2.6 million to $12.7 million, from $10.1 million in the prior quarter, which was in support of the increase in consumption. Net inventory was down $7.8 million to $31.8 million, from $39.6 million in the prior quarter. $3.6 million of this reduction was due to continued linear shipments and improvements in material supply chain cycle times. The remaining $4.2 million decrease was mainly due to a write-off of obsolete inventory.

This quarter we continued to generate cash from the income statement. As a result, we achieved positive cash flow from operations for the second consecutive quarter. Cash increased $4.8 million to $21.2 million for the quarter ending June 30th over the prior quarter of $16.4 million. Capital expenditures for Q3 were $1.3 million, which was comprised of mainly new product tooling. We continue to make significant progress on securing additional financing at reasonable market rates. Also, positive cash flow from operations is expected to continue, so any additional financing will further solidify our already adequate cash position.

Our income statement indicators also continue to improve for the third quarter. Consumption, that is sales to end customers, increased 5% sequentially to $60.5 million versus $57.5 million in the prior quarter. Professional fees increased $200,000 over prior quarter to $3.7 million, mainly due to legal fees. It was announced during the quarter that the work of Alvarez & Marsal has been materially completed, and that Shawn Hassel has completed his tenure as Chief Restructuring Officer of the Company. Operating expenses decreased by $300,000 to $22.4 million, not including depreciation, which is the expected normal run rate for our business. However, we will strive for continuous improvement, reducing any and all expenses.

So that you are able to measure our progress, I would now like to share with you the long-term financial model that we are using as a road map in making strategic decisions. The income statement targets for the long-term financial model as a percent of revenue are as follows: Gross margin, the target is 55% to 60% as a percent of revenue. Of course, the gross margin range is dependent on product mix and volume, as it impacts fixed overhead. R&D is a range of 25% to 28% of revenue. The R&D range is dependent on the lead time development in new products versus the actual revenue shipments of those products. SG&A, and again without depreciation, is as a percent of revenue 11% to 14%. And finally, EBITDA, the target is 17% to 22% as a percent of revenue. The balance sheet target for the long-term financial model is to have five turns of inventory over the year, while keeping accounts payable and accounts receivable at normal industry levels. We are encouraged in the progress that the Vitesse team is making in driving the Company towards these long-term financial goals. That concludes the review of the key operating metrics, and now back to Chris.

Chris Gardner - Vitesse Semiconductor - President & CEO

Thanks, Rich. I'm pleased with continued progress made on many fronts during the quarter. We delivered both sequential and year-to-year top line growth. We continued on our path of operational improvements, making substantial gains in critical financial and operating metrics. We announced multiple new leading edge products in our core markets, and we continue to grow our business at our Tier One customer base. These results demonstrate solid progress and the commitment we've made to improve the Company from an operational, financial and strategic perspective.

I would like to start by providing some perspective on the quarter's results relative to our commitments to return the Company to sustained profitability. Because we still cannot report standard GAAP metrics, I will limit my comments to the operational metrics that we have been reporting. First, we continue to execute on improving the operational aspects of the Company. We substantially improved the cash flow from operations. Specifically, our cash flow from the six month period ending June, 2007 was a positive $5.2 million. This compares with a cash burn or negative $12.4 million in the prior six month period ending December, 2006. We also continue to improve management of inventory, reducing it by $5.7 million during the most recent six month period, excluding any noncash write-downs. We've reduced our overall manufacturing cycle times, particularly probe and test, which are down over 50% in the last six months. Most of these gains have come in the last four weeks, as we

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Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

have finally burned through the excess material that was in place at several stages of our inventory. We anticipate that our shipment performance will continue to improve as we lean our manufacturing line and become more agile at responding to our customer's demands.

Operational expenses continue to head in the right direction. OpEx in the six month period ending June is down approximately $16 million, which is 25% from the prior six month period. We continue to manage expenses carefully, along with ensuring that we adequately invest in current, as well as future product developments. We have also improved our overall materials costs. We are ahead of our plan to reduce our cost of goods, and continue to work closely with all of our suppliers to continue these trends. These reductions have a direct impact on our ability to generate cash and improve profitability. And we have worked hard to improve our order visibility with our distribution channels and customers. We increased our backlog, due primarily to two contributing factors. One, improved ordering behaviors from our channel partners, and two, from strengthening in our served markets. The improved visibility, combined with a leaner operation, will allow us to better manage our business. Looking back over the last 12 months, I'm proud of the progress we've made. The efforts to improve the efficiency of our operations extend across all of our product offerings.

Let me turn now to summarize the performance of each of these segments. Networking Products continues to be our largest division. It was up about 10% sequentially, representing 54% of our business. The market weakness that has impacted this business during the past six to nine months seems to have eased. As a result, we experienced a general strengthening of orders during the quarter, particularly in the last four to eight weeks. This improved our shipments during the quarter and helped establish a stronger backlog as we enter Q4. The improved market conditions seem broadly based. We believe this is a result of reduced inventories, as well as completion of several large consolidations within the industry. We did experience particularly strong growth at the large Chinese OEMs, who appear to be gaining share in the optical networking business. We expect multiple Chinese OEMs to be in our top five customer base through the second half of calendar 2007.

Design wins also showed an upward trend. We captured many new wins in the core and metro optical applications, as well as high end enterprise systems, where we have multiple products that overlap from networking into enterprise. A good example of this type of overlap is our Signal Integrity product line that I introduced on the last call. While this product family was originally targeted at high density video and optical switching applications, we have been very successful in a variety of larger markets outside the somewhat limited video market. In Q3, we closed ten new design wins in this segment from a very broad variety of applications, ranging from high performance servers and high density optical switches to very high density routers. The next generation of this product line is in fab now, and is expected to sample in the quarter. This new generation will have some very unique features that enable very high density backplanes at speeds beyond six gigabit. This product line is targeted primarily at server, storage and router applications.

In the more traditional networking space, we continue to see growth of ten gigabit technology for both SONET and Ethernet applications. We believe we are the number one supplier of physical layer components for SONET 10G applications, and we continue to close new design wins at a rapid pace. Our total is now well over 100 wins. The 10G SONET 5 segment represents slightly over $8 million in revenue in the quarter, growing about 10% sequentially. We have ported this 10G technology leadership into the adjacent optical Ethernet market. A very good example is our 8238FI for ten gigabit Ethernet applications, that was introduced about a year ago. Today it dominates the 10G-LRM market, where we believe we have virtually 100% market share. We have just started to ramp this product to many of the Tier One optical module OEMs. Based on current orders, we expect it to exceed $1 million a quarter within a quarter or so. And we have recently sampled our second generation device to leading enterprise OEMs for their line cards that will use (inaudible) plus 10G optical modules.

We have already demonstrated interoperability with more than five optical module manufacturers, who represent nearly 100% of the existing ten gigabit Ethernet optical market. Based on their feedback, we feel that we have a real performance advantage over competing products. We would expect to see the 10G market transition from current Xenpak/X2 modules to the SFP Plus form factor starting in the second half of 2008, with a complete transition happening gradually over the next several years.

During the quarter, we announced our next generation high density 24 port gigabit Ethernet media access controller, called Barrington II. This product has best-in-class features for both enterprise and optical Ethernet applications. Again, is a good example of products that span across multiple market segments. The Barrington II enhances our broad line of high density Ethernet MACs, with features like oversubscription, advanced QOS and integrated SerDes. It will dramatically simplify line card designs that are used in high density enterprise switch applications. We expect this new MAC to reduce the cost of 1G and 10G Ethernet [forts] significantly from previous generations. We have already claimed a number of design wins at Tier One and Tier Two OEMs.

Our Ethernet Products Division grew substantially during the quarter. EPD represented 22% of our business, up four points from 18% in the prior quarter. Growth was broad based, but was particularly strong for our high density FI and switch products. Our top five customers in this segment were all up by more than 20% sequentially. It is our belief that some of this growth is driven by one time buildouts, so we don't expect it to continue at this pace into the future.

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Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

During the quarter, we announced cumulative shipments of 40 million gigabit Ethernet FI ports worldwide, which was a doubling of the total port shipments in just under a year. This is clearly an indication that we have effectively penetrated the high volume small and medium enterprise switch and CPE markets. Our customers -- our success in these markets is attributed to our lower power and higher integration products that are required for these cost sensitive markets. Specifically, we have strong share in the gigabit Ethernet IC solutions in SME switching 802.11G and end wireless routers, and gigabit Ethernet passive optical networks. Our next generation product, a gigabit Ethernet router on a chip, will be announced this quarter. It integrates all the functionality of the gigabit Ethernet router onto a single piece of silicon. It will enable low cost, high performance router at gigabit speeds for applications such as 802.11 and wireless routers, voice over IP, PON and XDSL. This product will leverage the success of our Sparks family of five and eight-port switches, where we estimate that we currently hold about 70% market share. We have literally dozens of customers signed up to take alpha samples of the new gigabit router SOC. Combined with our recognized leadership in high speed optical and telecom products, we are well positioned to continue to drive the adoption of gigabit Ethernet technology across the network.

Storage represented about 23% of the business during Q3, down 30% -- down from 30% in the prior quarter. As we had suggested in the last quarter, two gigabit fiber channel products continued their downward trend. We believe we have seen the majority of this decline over the last three quarters, and now expect the fiber channel business to stabilize. We expect it to be about flat for the next several quarters. Growth in our SAS products slowed due to slower than forecasted ramps of new systems at Tier One OEMs. We believe this was a one time inventory correction made during the initial production ramp. We are still seeing strong forecast in this segment and expect it to continue to grow through 2007 and 2008. We are still very well positioned in this market with design wins at several of the large server and storage OEMs. We closed 15 new design opportunities for our SAS expander products during the quarter, including five Tier One accounts and multiple wins at the top two server OEMs.

As I mentioned, we saw a modest turnaround in networking and enterprise segments towards the end of Q3, particularly in Asia. This increased our shipments in the quarter and strengthened our backlog going into Q4. Overall, our backlog increased by more than 15% relative to the prior quarter. As I mentioned earlier, we believe some of the strength is due to improved market conditions, and some due to improved ordering trends from our channel partners. In the quarter, Asia grew to 38% of the business, up from the prior quarter. Europe represented 12%, down slightly from the last quarter. And North America was about 50% of the business, which is approximately flat from the prior quarter. In the quarter, our top ten customers represented just over 50% of the business, up slightly from our prior quarter. We had no customers over 10% in the third quarter. As noted during the product update, we continued to increase our design wins at Tier One customers. Fiscal Q3 design wins increased over 20% relative to the prior quarter. We reported multiple new wins at Huawei, Cisco, HP, IBM, Ericsson, and Tellabs, to name a few. We continue to manage the relationships with these customers very carefully. I expect the results we report today will further strengthen these relationships.

In summary, from an operational, financial and strategic perspective we've accomplished a lot. We continue to execute to our plans to improve our financial performance, strengthen customer relationships, and execute world-class next generation products. I'd like to thank all the employees of Vitesse for their continued efforts that make this progress possible. This concludes the business update. I'd like to now turn it back to Eva for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) [Greg Nihause], [Nihause Investments].

Greg Nihause - Nihause Investments - Analyst

My name is Greg Nihause and I'm a member of the [Vidates Investment Forum Group] representing over 10 million shares. And my question is, what is going on with the Colorado facility?

Chris Gardner - Vitesse Semiconductor - President & CEO

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Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

Well, Greg, the Colorado facility is, as you know, pending sale. We have had multiple offers and we've had actually multiple pending sales. We have not been able to close on any of those. But we continue to see interest in the facility, and it's still our plan to try and execute a sale of that facility.

Greg Nihause - Nihause Investments - Analyst

Do you have a time line? Do you think it will happen in the next quarter? Or is it open?

Chris Gardner - Vitesse Semiconductor - President & CEO

Well, it's been difficult. As I said, we've had multiple people actually under kind of preliminary contracts, but things have fallen out for one reason or another. We are currently engaged with negotiations on yet another potential offer, as we speak. But I guess I would be challenged to predict whether that will result in closure or not. So I would say at this point, we are working hard on it, but we don't have a formal time line, no.

Operator

Allan Mishan, CIBC World Markets.

Allan Mishan - CIBC World Markets - Analyst

Do you have any estimate for how much end of life product you are selling on a quarterly basis at this point?

Chris Gardner - Vitesse Semiconductor - President & CEO

I don't have the numbers with me, Allan. That number moves up and down a fair amount. Right now, it's a little higher than it has been traditionally, because we were going through an EOL on our gas fab. But I've talked about those numbers a little bit in the past. And their -- the gas fab product was running -- let's see, it was running significantly less than 10% of our revenue. And as we close that out, it's climbed a little bit. But I don't have the numbers in front of me. And these things -- the EOLs do not only the gas stuff, but we've had some -- we're continuously going through EOL issues. One of the challenges we face, quite honestly, Allan, is a lot of our products have very long life cycles. So we always face issues with our suppliers EOLing us and having to redesign products into next generation, and that's kind of an ongoing issue with the markets we serve.

Operator

[Collin Hanson].

Collin Hanson Analyst

You are doing real well operationally. I'd like to congratulate you there. What issues currently stand in the way of relisting, and can you provide a firm timeline to achieving this goal?

Rich Yonker - Vitesse Semiconductor - CFO

Yes, this is Rich, Collin. Really, we need to get the three years of audited financials resolved. I think it's soon after that. But again, as I said in my plan, we expect to target two years of financials by the first calendar year of 2008, and then we go from there. So I have got to get -- the Company has got to get three years of audited financials before we can talk about relisting.

Operator

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Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

[Charles Amico].

Charles Amico Analyst

You did a good job this past quarter. I have a question that has to do with the long-term model. You have an R&D as a percentage of revenue listed at 25% to 28%. And I remember when you were reporting a couple of years ago, you were in the 50% range, roughly, 45% to 50%. What is your plan to get it to that level of 25% to 28%? And are you on your way to getting there? Because you didn't report anything in terms of what the R&D expense is relative to your overall expenses today.

Rich Yonker - Vitesse Semiconductor - CFO

Yes, again, this is Rich Yonker. We are comfortable with the 25% to 28% in terms of actually our current run rate. I can't give you much detail around the current. But we are comfortable with that level right now. As far as history, I guess I would say, Chris, if you can shed some light on that.

Chris Gardner - Vitesse Semiconductor - President & CEO

Yes, certainly. Certainly one phenomenon that you will see across the industry, particularly with the smaller communication semi companies, is a proclivity to overspend on the R&D line. A lot of that stems from the bubble base when a lot of companies, our peers and Vitesse, were much larger companies. And to some extent we've been hoping that we will grow to align our R&D with revenue by growing revenue. Over the last year, we have, I think changed that view significantly, and taken on the challenge to do the work we needed to do to align our R&D with our existing revenue. We are in pretty good shape on that right now. As we mentioned, we are going to continue to manage that, and we certainly understand that we [don't have] an ability to overspend. So you are going to see us, I think near those numbers here in the short-term, and that will be where we hold the Company.

Operator

(OPERATOR INSTRUCTIONS) Robert Chapman, Chapman Capital.

Robert Chapman - Chapman Capital - Analyst

First of all, I do want to congratulate the management on their operational accomplishments. Unquestionably, in light of the AMCC announcement recently, extremely good performance, and I hope you keep it up. My concerns obviously remain in the corporate governance front. And our press release today covered the major issues. One thing that I want to discuss is that the individual shareholders of Vitesse be given equal access to nominating Board members and recommending Board members. The press release put out by Vitesse on July 17th stated that one had to have a 1% or 5% threshold in order to be in the select group from which Vitesse would quote-unquote solicit recommendations. I recommend that even the smallest holders, particularly people that are part of this Vitesse Investor Group, also be contacted for Board representation. There are some very, very knowledgeable people at the individual level. They should not be screened out because they have a smaller amount of retirement money or they don't run a hedge fund. They should be given equal treatment, particularly since the process you've announced on July 17th is nothing new at all. As I stated in my press release, you've had the ability to go out and seek recommendations since the Company was public. So that is one thing that I didn't put in my press release, but I strongly recommend that you do.

Chris Gardner - Vitesse Semiconductor - President & CEO

Well, Bob, certainly thank you for the nice words about the operations. We appreciate that. And actually, that is probably not an unreasonable request. Certainly, shareholders have the ability, as you say, to send in suggestions. We have been very open, I think, about taking access to all the qualified candidates that we can get. So I think we would take you up on that suggestion.

Operator

Allan Mishan, CIBC World Markets.

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Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

Allan Mishan - CIBC World Markets - Analyst

I have two questions, actually. First, Chris, I know you don't normally give consolidated guidance. But in the past, you've sort of told us what you thought about networking, Ethernet and storage for the coming quarter. If you could do that for us in a little bit more detail, that would be helpful. Second, on the storage front, if you could just tell us how far we are from a crossover between SAS and fiber channel, either in terms of sort of dollars, or when that might happen now that the fiber channel business has come down a bit. Thanks very much for taking my questions.

Chris Gardner - Vitesse Semiconductor - President & CEO

Yes, so actually, I don't know that I have provided a whole lot of guidance on an individual quarter basis. I tend to limit that really to my view of the individual, what I would say is strength in the segments. Clearly, I think I did that in the text today, as well. Clearly we are seeing the networking business be a little stronger. Particularly over the last four to eight weeks we have seen Ethernet show some strength. But again, I'm not sure I expect -- we certainly don't expect to see that replicated. In the storage area, we were actually a little surprised, I think, by the results this quarter. We had some forecasts come down fairly substantially. These are existing production design ramps, and we really have to put that off on I think people just getting a little bit ahead of themselves. In terms of what storage looks like, yes, today we are probably about a mix. We kind of divide up our storage into the SAS expanders, the RAID processors, and fiber channel. And we're probably close to 30%, 30%, 30% there. I would have to go dig in those numbers a little harder, but that's about it. And again, we are -- we do think we have taken the majority of the hit on fiber channel because that has come down substantially over the last year or so, and we would expect to see that flatten a little bit going forward here.

Operator

Andrew Schmidt, Nyquist Capital.

Andrew Schmidt - Nyquist Capital - Analyst

Congratulations, guys. Allan hit on my question about the composition of the backlog for next quarter. But I just wanted to make sure I heard correctly. It sounds like your backlog at this point, compared with last quarter, is up about 15%?

Chris Gardner - Vitesse Semiconductor - President & CEO

That's correct. That's at the beginning of the quarter. We came into Q4 with backlog about 15% stronger than the prior quarter. Now again, I don't want to overstate that. There is definitely some ordering lead times and stuff that -- so I wouldn't forecast that as pure growth, certainly. But again, from a visibility perspective, it's certainly beneficial to the Company to have a little more heads up on what we need to build for the quarter, and be able to hopefully reduce our turns a little bit.

Operator

[John Francis], [Francis Capital Management].

John Francis - Francis Capital Management - Analyst

Can you tell me how many directors will be appointed by shareholders?

Chris Gardner - Vitesse Semiconductor - President & CEO

Yes, right now we are talking vacancies -- currently we have three vacancies in the Board. And our goal would be to fill, I guess I would say current and any future vacancies using this methodology.

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FINAL TRANSCRIPT

Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

John Francis - Francis Capital Management - Analyst

Okay. And will the present Board members be subjected to the same level of scrutiny as those proposed by the Company's owners?

Chris Gardner - Vitesse Semiconductor - President & CEO

As the -- I don't know if I understand the question. So do we -- obviously, we don't plan to put the current Board members through this new process, right? The Board members that are on the Board are appointed, and we have no ability to take those Board members off through this process.

Operator

(OPERATOR INSTRUCTIONS) [Charles Amico].

Charles Amico Analyst

I had a follow-up question, guys. I noticed in June that you had a lot of openings on your website. I think you had about a dozen or so. So my question is around employee retention and turnover. Do you see it's calmed down since the turbulence in the beginning? Do you seem to be filling positions? And a general comment about morale of the engineering force.

Chris Gardner - Vitesse Semiconductor - President & CEO

Yes, it's a great question. So attrition, which I think we've kind of characterized, is not really a dramatic problem at the Company, although it has been higher than historical rates at Vitesse, which historically we have a low attrition rate. Attrition has slowed from its peak, which I think it peaked a little bit in the summertime, and then peaked a little bit again a quarter or so ago. So it has slowed. And it is something we manage. We are trying to be careful about our expenses, so we are trying to manage that and manage the replacement hires. Today, I think we have something well over 20, maybe 25 openings for the Company, and we have been successful in bringing in new talent, both from I guess I will call it within the support roles, such as finance, where we have pretty much rebuilt the entire organization, as well as in the engineering roles. So we are still able to recruit effectively, and we expect that, certainly, as well as the morale to improve as we continue to go through this process of putting up numbers and executing to our plans.

Operator

[James Little].

James Little Analyst

I had a question regarding the Storage Group. And that was, what is your outlook for the Storage Group as a total percentage of your business? Do you expect it to remain in the 20% to 25% range?

Chris Gardner - Vitesse Semiconductor - President & CEO

Yes, that's a little bit of guidance. I guess I would say that again, we expect the fiber channel business to kind of stabilize, and we certainly over 2000 -- 2007 through 2008 see growth in the expander and enclosure management portfolio in our business. So in general, we would expect it to grow. Whether that's a higher rate in the Company or not, I probably can't guesstimate that right now.

Operator

[Scott Schwedt].

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FINAL TRANSCRIPT

Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

Scott Schwedt Analyst

Yes, Chris, just had a quick question about the Willow Shire elected part of the Board. I wanted to know how is she able to be elected if -- legally, without a shareholder vote?

Chris Gardner - Vitesse Semiconductor - President & CEO

Yes, so there is a methodology. Legally we are allowed to replace departing directors with a vote of the existing directors on the Board. So that is how we can put new directors in place pending a shareholder's meeting and a full vote of the shareholders. And that is why again, we've opened up this plan to attempt to get significant and material input from our shareholders, large and small, through this process so that we ensure we get the best qualified people who can represent our shareholders prior to our ability to hold an annual meeting.

Operator

[Robin Manche].

Robin Manche Analyst

Rich, is it correct to extrapolate from your earlier comments that the Company will not be in a position to relist until halfway through 2009?

Rich Yonker - Vitesse Semiconductor - CFO

I think that's -- right now when you look at the plan, first we have got to get through '07 and '06. But, yes, if you extrapolate it out, as you said, we would close '08 by December '08 and have it audited by then. So once we get compliant with the SEC, so that's saying early '09 would be the timeline with that assumption that we would get the third audited year by December of '08, under that assumption, yes.

Operator

[Albert]. Sir, your line is open, did you have a question? [Kevin Langwell].

Kevin Langwell Analyst

I just wanted to ask Rich to elaborate a little bit on the refinancing negotiations, and will that or has that involved existing bond holders?

Rich Yonker - Vitesse Semiconductor - CFO

I really can't comment any more than I said in the recap. We do have several alternatives. I can comment on that, and all of them are at competitive market levels. But as you can understand, with some of the discussions and negotiations going on, I really can't go into details. But there are several activities going on, and all are at market.

Operator

James Little.

James Little Analyst

You mentioned a couple times that the two gig fiber channel business was down this quarter, but you anticipate it being stable moving forward. I just had a question regarding that. Wouldn't the two gig fiber channel business continue to trend downward as basically that business transitions to four gig fiber channel? I'm not aware of you having four gig fiber channel products. That's my question.

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FINAL TRANSCRIPT

Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

Chris Gardner - Vitesse Semiconductor - President & CEO

Yes, so in general that's true, that one we call the two gig fiber channel product portfolio, we have a few other products that we toss into that bundle. Some back -- a few backplane chips, some Ethernet stuff that is kind of part of that, that's primarily been deployed in those types of storage systems. What we saw of the decline over the last nine months or so, was a couple of major systems going offline and converting over. We now see more of a stabilization. At least over the next quarter or two, we don't see any other major systems moving out. We actually have some four gig fiber channel. Not a dramatic amount. But we do have a couple products, primarily retimers and those types of functions that ship into four gig fiber channel. Interestingly, those are products that come out of our networking division and are kind of those products that cross over into enterprise. So right now we don't even report them separately as fiber channel business. But again, our forecast going forward for the various product mix that goes into two gig fiber channel looks to be certainly much more stable going forward than we have seen over the last couple quarters.

Operator

Robert Jordan, [Wooden Glen].

Robert Jordan - Wooden Glen - Analyst

Thank you. (inaudible)

Chris Gardner - Vitesse Semiconductor - President & CEO

We can't hear the question.

Robert Jordan - Wooden Glen - Analyst

This new process for selecting board members (inaudible) involve Russell Reynolds (inaudible). Did Willow Shire go through this process? Did any of the board members (inaudible) process. And also, did Ms. Shire have a relationship with (inaudible) Russell Reynolds firm (inaudible)?

Chris Gardner - Vitesse Semiconductor - President & CEO

Yes, so to answer the question, I believe the question -- we are having a very hard time hearing it. Must be a bad cell phone or something. I believe the question was did Willow Shire go through the process that we put in place? No, actually she did not. As I mentioned, one of our goals when we started looking for additional directors, was to hire someone with corporate governance expertise. That was the primary goal. We identified Willow as a candidate, and brought her on. She has worked very hard in bringing this process -- actually, the new process to bear to make sure that we increase the amount of input our shareholders have from, or into the selection process for the replacement vacancies on the Board.

Operator

(OPERATOR INSTRUCTIONS) [Phil Casper].

Phil Casper Analyst

Yes, Chris, congratulations on your operational performance. I am kind of concerned when I hear about relisting first quarter 2009, as a shareholder who has been sticking it out for about three years here. Are you guys investigating any other exchanges where you could get relisted with two years of audited financials?

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FINAL TRANSCRIPT

Jul. 30. 2007 / 1:30PM PT, VTSS.PK - Vitesse Holds Conference Call to Update Investors on the State-of-the-Company

Chris Gardner - Vitesse Semiconductor - President & CEO

Well, yes, right now the answer is, no. That is probably something that we would explore here as we go farther down the path with our auditors. I think once we get close to getting two years under our belt, we can take a look and see if there are any other options for listing onto a different exchange. And thank you for your support. I know it has been a long time.

Operator

(OPERATOR INSTRUCTIONS) And we have no further questions at this time. Mr. Gardner, do you have closing remarks today?

Chris Gardner - Vitesse Semiconductor - President & CEO

Well, I would like to thank everybody for participating in the call. We look forward to continuing to update you regularly on the actions and progress of the Company. Thank you very much.

Operator

This concludes today's Vitesse State-of-the-Company conference call. You may now disconnect.

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